EXHIBIT 99.4

FORM OF LETTER TO BENEFICIAL OWNERS
S&W SEED COMPANY

Subscription Rights to Purchase Shares of Common Stock
Offered Pursuant to Subscription Rights
Distributed to Stockholders of Record of S&W Seed Company

[●], 2017

To Our Clients:

Enclosed for your consideration is a prospectus, dated [●], 2017 (the "Prospectus"), that relates to the offering (the "Rights Offering") by S&W Seed Company (the "Company") of shares of its common stock, par value $0.001 per share (the "Common Stock"), pursuant to the distribution of non-transferable subscription rights (the "Rights") to all holders of record of shares of Common Stock and holders of warrants, on an as-exercised basis (collectively the "Rights Offering Participants"), as of 5:00 p.m., New York City time, on [●], 2017 (the "Record Date"). The Rights and Common Stock are described in the Prospectus. In the Rights Offering, the Company is offering up to an aggregate of 3,500,000 shares of Common Stock (the "Shares") for a cash purchase price of $3.50 per share (the "Subscription Price"), pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege (each as defined below).

As described in the Prospectus, you will receive [●] Rights for each Share owned of record by you as of 5:00 p.m., New York City time, on the Record Date. The Rights are evidenced by a non-transferable certificate (the "Rights Certificate") registered in your name and will cease to have any value as of 5:00 p.m., New York City time, on [●], 2017, unless extended by the Company as described below (the "Expiration Time"); provided, that, pursuant to the Investment Agreement with MFP Partners, L.P. ("MFP"), as discussed in more detail below and in the Prospectus, the Company may not extend the Rights Offering by more than 30 days without the prior written consent of MFP. The total number of Rights issued to you will be rounded down to the nearest whole number and each whole Right will allow you to subscribe for one Share (the "Basic Subscription Privilege") at the Subscription Price.

If you wish to subscribe for more than the Shares available to you upon the exercise of all your Rights pursuant to the Basic Subscription Privilege, the Rights also entitle you to exercise an over-subscription privilege (the "Over-Subscription Privilege"). The Over-Subscription Privilege will allow you to purchase up to your pro rata share of any Shares that are not purchased by holders of Rights through the exercise of their Basic Subscription Privilege (the "Unsubscribed Shares"). In no event, however, will the Company issue a number of Shares in the Rights Offering in excess of 3,500,000 Shares.

As further described in the Prospectus, the Company has entered into an Investment Agreement with MFP, pursuant to which MFP has agreed to purchase from the Company any and all Shares not subscribed for in the Rights Offering, at a price per Share equal to the Subscription Price. MFP also will have the same right as other stockholders to subscribe for and purchase Shares under its Basic Subscription Privilege and Over-Subscription Privilege. The Investment Agreement with MFP is described in more detail in the Prospectus. Mr. Alexander Matina, a member of the Company's board of directors, is a representative of MFP. Mr. Matina recused himself from the deliberations by the board of directors regarding the approval of the Investment Agreement.

The Rights will expire and be of no value, if not exercised prior to the Expiration Time.

You will be required to submit payment in full for all of the Shares you wish to purchase pursuant to the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege prior to the Expiration Time; provided, that, pursuant to the Investment Agreement with MFP, the Company may not extend the Rights Offering by more than 30 days without the prior written consent of MFP. The Company can provide no assurances that you will be able to purchase the number of Shares you elect to purchase pursuant to the exercise of the Over-Subscription Privilege in full or at all. The Company will not be able to satisfy your exercise of the Over-Subscription Privilege if the Rights Offering is subscribed in full, which would mean that the entire 3,500,000 Shares allotted for the Rights Offering has been fully subscribed by participating holders pursuant to the Basic Subscription Privilege. The Company will honor the exercise of the Over-Subscription Privilege in full to the extent sufficient Unsubscribed Shares are available. To the extent the number of the Unsubscribed Shares is not sufficient to satisfy the aggregate number of Shares subscribed pursuant to each properly exercised Over-Subscription Privilege, then the Unsubscribed Shares will be prorated among those holders of Rights who properly exercised their respective Over-Subscription Privilege, based on the aggregate number of Shares each stockholder subscribed for under the Over-Subscription Privilege.

As soon as practicable after the Expiration Time and after any and all prorations and adjustments contemplated by the terms of the Rights Offering, as described in the Prospectus, have been effected, any excess subscription payment received by Transfer Online, Inc. (the "Subscription Agent") will be returned to you, without interest.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF RIGHTS MAY BE MADE ONLY BY US AS YOUR BROKER, DEALER, CUSTODIAN BANK OR OTHER NOMINEE AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Shares to which you are entitled pursuant to your Basic Subscription Privilege and/or Over-Subscription Privilege on the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise your Rights.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form enclosed with this letter.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in the Rights Offering. The Rights Offering will expire, and the Rights will not be exercisable and will have no value, at the Expiration Time. Once you have exercised the Basic Subscription Privilege and, if you so elect, the Over-Subscription Privilege, such exercise may not be revoked.

Additional copies of the enclosed materials may be obtained from Transfer Online, Inc., which, in addition to serving as the Subscription Agent, is also the Information Agent for the Rights Offering. The Information Agent's telephone number is (503) 227-2950. Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent at the same number.

Very truly yours,

S&W SEED COMPANY